February 2, 2018

Oppenheimer Preferred Securities and Income Fund

6803 S. Tucson Way

Centennial, CO 80112

Ladies and Gentlemen:

We have acted as counsel to Oppenheimer Preferred Securities and Income Fund (the “Fund”), a series of Oppenheimer Integrity Funds, a Delaware statutory trust (the “Trust”), in connection with Post-Effective Amendment No. 72 (the “Post-Effective Amendment”) to the Trust’s registration statement on Form N-1A (File Nos. 002-76547; 811-03420) (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about February 2, 2018, registering an indefinite number of shares of beneficial interest (the “Shares”) of the Fund under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 28(i) of Form N-1A under the Securities Act and the Investment Company Act of 1940, as amended (the “Investment Company Act”).

For purposes of rendering this opinion, we have examined the prospectus and statement of additional information for the Fund (collectively, the “Prospectus”) to be filed as part of the Post-Effective Amendment; the Certificate of Trust for the Trust as filed in the Office of the Secretary of State of the State of Delaware on August 15, 2012 (the “Certificate”); the Agreement and Declaration of Trust for the Trust dated as of August 15, 2012, and schedule A to the Agreement and Declaration of Trust, as amended on November 8, 2017 (the “Governing Instrument”); the By-laws of the Trust dated as of August 15, 2012 (the “By-laws”); the resolutions adopted by the Trust’s Board of Trustees (“Board”) at a meeting of the Board duly called and held on November 7, 2017 (at which a quorum was present and acting throughout and provided for the establishment of the Fund and issuance of the Shares) (the “Resolutions” and, collectively with the Governing Instrument and the By-laws, the “Governing Documents”). We have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have not independently verified any of these assumptions. Insofar as the opinion relates to matters that are governed by the laws of the State of Delaware, we have relied, with your consent, solely on the opinion of Morris, Nichols, Arsht & Tunnell LLP, a copy of which is being provided concurrently to you. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Fund. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund; and
2.	When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the reference to this firm in the Registration Statement. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/Ropes & Gray LLP

Ropes & Gray LLP